Exhibit 10.3

Movano Inc.

Director Compensation Policy

Members of the Board of Directors (the “Board”) of Movano Inc. (the “Company”) who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) shall receive compensation for their services on the Board in accordance with this Director Compensation Policy (this “Policy”).

Cash Compensation

Each non-employee director shall be paid an annual cash retainer of $50,000 prorated for partial periods and paid quarterly in arrears as soon as practicable following the end of each quarter for which payment under this Policy is owed.

In addition to the annual cash retainer described above, the chair of the Board, if he or she is a non-employee director, shall be paid an annual cash retainer of $25,000 and committee chairs shall be paid the annual committee fees set forth below, in each case prorated for partial periods and paid quarterly in arrears as soon as practicable following the end of each quarter for which payment under this Policy is owed.

Audit Committee Chair:	$20,000
Compensation Committee Chair:	$10,000

Expense Reimbursement

The compensation described in this Policy is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board.

Employee Directors

An employee of the Company who serves as a director receives no additional compensation for such service.

Adopted February 10, 2021